Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pearson plc of our report dated April 1, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Pearson plc’s Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

London, England

9 December 2020